EMPLOYMENT AGREEMENT
EMPLOYMENT AGREEMENT (this “Agreement”) made as of October 15, 2018, by and between the Federal Agricultural Mortgage Corporation, a federally-chartered instrumentality of the United States with its principal place of business at 1999 K Street, N.W., Washington, D.C. (“Farmer Mac”) and Bradford T. Nordholm (the “Executive”).
WHEREAS, the Executive desires to be employed by Farmer Mac and Farmer Mac desires to employ him; and
WHEREAS, Farmer Mac and the Executive have negotiated terms for such employment;
NOW, THEREFORE, by this Agreement, Farmer Mac and the Executive agree as follows:
1.Employment. Farmer Mac shall employ the Executive, and the Executive accepts employment Farmer Mac pursuant to this Agreement, as of the date first above written (the “Effective Date”) upon the terms and conditions set forth in this Agreement.
2.    Term. The Executive’s employment under this Agreement shall commence on the Effective Date and shall continue until March 31, 2021, unless sooner terminated pursuant to Section 8 hereof (the “Initial Term”). After the expiration of the Initial Term, the term of this Agreement may renew for successive one-year periods upon a vote of the Board of Directors of Farmer Mac (the “Board”) to effect such a renewal (each a “Renewal Term”)(the Initial Term and any Renewal Terms being referred to collectively as the “Term” of the Agreement); provided, however, that the Agreement shall not renew at the end of the Initial Term or any Renewal Term unless the Board affirmatively votes to renew the Agreement and the Executive agrees in writing to any such renewed Agreement.
3.    Scope of Authority and Employment.
(a)    Scope of Authority. The Executive shall be employed as an executive officer of Farmer Mac, with the title of President and Chief Executive Officer. The Executive shall report directly to the Board. The Executive shall be the senior-most officer of Farmer Mac and shall have responsibility for the general supervision and management of all the business and affairs of Farmer Mac, as set forth in the By-Laws of Farmer Mac, subject to the oversight of the Board. The Board anticipates performing regular performance reviews of the Executive on at least an annual basis.
(b)    Full Time Employment. The Executive shall devote his best efforts and substantially all his business time and business endeavors to his duties hereunder, and shall not engage in any other gainful occupation without the prior written consent of the Board; provided, however, that this provision shall not be construed to prevent the Executive from personally, and for his own account or that of members of his immediate family, investing or trading in real estate, stocks, bonds, securities, commodities, or other forms of investment, so long as such investing or trading is not in conflict with the best interests of Farmer Mac and does not adversely affect his job performance. Farmer Mac hereby consents to the Executive serving as a member of the board of directors of Starwood Sustainable Credit and/or the board of directors of any of its portfolio companies that does not compete with Farmer Mac for no more than three years from the Effective Date; provided, however, that the Board does not determine at any time that such role interferes with the Executive’s job duties at Farmer Mac or that such role presents a conflict of interest to serving as an employee or officer of Farmer Mac, which determination the Board may make at any time in its sole discretion; provided that, the Executive shall be given a period of at least thirty (30) days (the length of the period to be decided by Farmer Mac) to resign from his role as a member of the board of directors of Starwood Sustainable Credit and its portfolio company unless the Board determines that the Executive’s position on the board of directors creates a conflict of interest, regulatory or legal compliance issue or other exposure to legal or regulatory risk that must be cured or corrected in less than thirty (30) days, in which case the Board may require the Executive to resign in less than thirty (30) days. Farmer Mac represents that it is not, as of the date of executing this Agreement, aware of any conflict of interest between Executive’s serving on such boards of directors and Executive’s position with Farmer Mac under this Agreement, though this representation shall not limit the Board’s right or ability to determine at a later time that a conflict of interest exists.
(c)    Place of Employment. The Executive shall be employed to perform his duties under this Agreement at the principal office location of Farmer Mac, which currently is in Washington, D.C. Notwithstanding this, it is expected that the Executive shall be required to travel a reasonable amount of time in the performance of his duties under this Agreement.
4.    Compensation. Farmer Mac will pay to the Executive the following aggregate compensation for all services rendered by the Executive under this Agreement:
(a)    Base Salary. The Executive will be paid a base salary during the Term at an annual rate of seven hundred fifty thousand dollars ($750,000), less applicable withholding for taxes and similar items, (the “Base Salary”) payable in arrears through Farmer Mac’s regular payroll process, which is currently processed on a bi‑weekly basis. The Base Salary will be reviewed periodically by Farmer Mac and may be increased in the sole discretion of the Board or the Compensation Committee of the Board, although no increase in the Base Salary shall be required during the Initial Term.
(b)    Annual Cash Incentive Compensation. In addition to the Base Salary, the Executive will be eligible to be paid an additional amount (the “Incentive Salary”) during the Term for work performed by the Executive during the preceding calendar year, or portion thereof. The initial Incentive Salary target (the “Incentive Salary Target”) shall be eighty percent (80%) of the Base Salary, provided, however, that for calendar year 2018 only, the Incentive Salary Target shall be prorated to reflect the actual number of days that Executive was employed by Farmer Mac during 2018. The Incentive Salary Target will be reviewed periodically by Farmer Mac and may be modified in the sole discretion of the Board or the Compensation Committee of the Board. The Executive shall be covered by the Incentive Salary arrangement for such calendar year applicable to senior executives of Farmer Mac generally, with any Incentive Salary determined under this sentence payable when annual incentives are paid to Farmer Mac executives generally for such calendar year and subject to the Executive’s continued employment through the applicable date of payment and subject to any compensation recoupment or “clawback” policy as may implemented and interpreted by Farmer Mac from time to time; provided, however, that in no event shall the Incentive Salary be paid later than the first payroll period following the first Board meeting after Farmer Mac files its Annual Report on Form 10-K with the U.S. Securities and Exchange Commission for the year in which the Incentive Salary was earned. The Executive’s Incentive Salary for any year will be determined based on Farmer Mac’s actual performance in relation to threshold, target, and maximum amounts for various metrics specified by the Compensation Committee of the Board, so it may be paid below, at, or above the Incentive Salary Target.
(c)    Long-Term Incentive Compensation. In addition to the foregoing, the Executive shall be eligible to receive awards of long-term incentive compensation from time to time during the Initial Term and any Renewal Terms. The Executive shall be covered by the long-term incentive compensation arrangements applicable to senior executives of Farmer Mac generally, and shall receive awards in a form, and subject to such conditions, as determined by the Board or the Compensation Committee in its sole discretion. On the Effective Date, Farmer Mac shall grant to the Executive time-vested restricted stock units in Farmer Mac’s Class C non-voting common stock valued at approximately two hundred fifty thousand dollars ($250,000) based upon fair market value as of the date of grant as determined by the methodology used in Farmer Mac’s financial statements. Those restricted stock units shall all “cliff” vest on March 31, 2021 if the Executive is still employed (including during any notice period or paid administrative leave period) by Farmer Mac on that date. In addition, in approximately March 2019, at the time that long-term incentive awards are made to other senior executives, Farmer Mac shall grant to the Executive long-term equity incentive compensation valued at approximately seven hundred thousand dollars ($700,000) (the “LTI Annual Target”) under the methodology prescribed in Farmer Mac’s Equity Compensation Grant Policy and subject to the similar terms and conditions as apply to similar 2019 annual long-term incentive grants made to other senior executives. The LTI Annual Target will be reviewed periodically by Farmer Mac and may be modified in the sole discretion of the Board or the Compensation Committee of the Board.
5.    Expenses. Farmer Mac shall reimburse the Executive for his actual reasonable and necessary business expenses incurred in carrying out his duties under this Agreement, in each case in accordance with Farmer Mac’s policies as in effect from time-to-time and subject to the Executive’s compliance with the terms of such policies. Reimbursement shall be made to the Executive in accordance with Farmer Mac’s standard expense reimbursement protocol after presentation to Farmer Mac of an itemized accounting and documentation of such expenses in accordance with Farmer Mac’s expense reimbursement policies.

The Executive shall relocate to the Washington, D.C. metropolitan area by the Effective Date. Farmer Mac will reimburse the Executive for reasonable receipted out-of-pocket relocation expenses up to fifty thousand dollars ($50,000), including the cost of two (2) house hunting trips (including Executive’s spouse) to the Washington, D.C. metropolitan area, moving household goods and personal property, and temporary housing at an extended stay hotel/apartment from the Effective Date through January 15, 2019.
6.    Vacation. The Executive shall be entitled to five (5) weeks of paid vacation per year in accordance with Farmer Mac’s annual leave policy.
7.    Employee Benefits. During the Term, the Executive shall be eligible to participate in the welfare benefit plans and programs, incentive, savings, and retirement compensation programs, and other employee benefits, including paid parking in the parking garage associated with Farmer Mac’s headquarters building, generally available to other senior executives of Farmer Mac and on terms no less favorable than for other senior executives.
8.    Termination.
(a)    Events of Termination. The Executive’s employment may be terminated and the employment relationship between the Executive and Farmer Mac may be severed as set forth below:
(i)    Farmer Mac may terminate the employment of the Executive effective upon notice to the Executive if the Executive dies or is incapacitated or disabled by accident, sickness or otherwise so as to render him (in the opinion of an independent medical consultant selected by the Board in its reasonable discretion) mentally or physically incapable of performing the essential functions required to be performed by him under the terms of this Agreement for a period of at least ninety (90) consecutive days, or for ninety (90) days (whether consecutive or not) during any six-month period.
(ii)    Farmer Mac may terminate the employment of Executive effective upon notice to the Executive at any time for “cause.” For the purposes of this subsection, “cause” shall mean only: (A) the Executive’s breach of an obligation or representation under this Agreement or of any fiduciary duty to Farmer Mac, including, without limitation, any act of fraud or misrepresentation or concealment to Farmer Mac or the Board; (B) the Executive’s violation of or failure to adhere to any Code of Conduct in effect from time to time that is applicable to officers and/or employees of Farmer Mac generally or any written policy of Farmer Mac in effect from time to time if not remedied within five (5) business days after Farmer Mac’s providing notice thereof (except that with respect to violation of any policy relating to equal employment opportunity, discrimination, or harassment, or any violation involving dishonesty, the Executive shall not be entitled to notice or the opportunity to cure); (C) the Executive commits, is convicted of, or pleads guilty or nolo contendere to, any felony of any kind or any misdemeanor or other conduct involving moral turpitude; (D) the Executive’s violation of, or failure to abide by, any law or regulation relating to his employment with Farmer Mac (including, without limitation and for the avoidance of doubt, any insider trading law) or otherwise applicable to him in his capacity as an employee or officer of Farmer Mac; (E) conduct by the Executive in connection with his employment hereunder that constitutes dishonesty or misconduct; (F)  neglect of Executive’s duties, including, without limitation, the duty to supervise, if not remedied within five (5) business days after Farmer Mac’s providing notice thereof; (G) the Executive’s use of illegal drugs, abuse of other controlled substances, or working under the influence of alcohol or other controlled substances (except as may be authorized by a prescription from a physician); (H) any failure or refusal by the Executive to perform his duties under this Agreement if not remedied within five (5) business days after Farmer Mac’s providing notice thereof; or (I) any failure or refusal by the Executive to obey lawful directives from the Board or its authorized designee if not remedied within five (5) business days after Farmer Mac’s providing notice thereof. For each sub-part of this “cause” definition in which the Executive is provided the right to notice and the opportunity to cure, the determination as to whether an act, omission, or violation is curable, and the determination as to whether it has been cured, shall be determined by the Board in its good faith judgment. In no event shall the Executive have the right to notice or opportunity to cure more than once for violation of any sub-part of this “cause” definition. After the Executive has been provided notice of, and effected cure of, a violation of any sub-part of this “cause” definition, Farmer Mac shall have the right to terminate the Executive’s employment for “cause” for any subsequent violation of that sub-part. Any resignation by the Executive that occurs after any notice provided under this subsection, or after the Executive has committed an act or omission that constitutes “cause” hereunder, and before the Board has determined whether an act, omission, or violation is curable or has been cured shall be treated as a termination of this Agreement for “cause.”
In addition, the Board may place the Executive on administrative leave at any time. In such event, during the period the Executive is on administrative leave, the Executive shall continue to receive the payments and benefits specified in Sections 4 through 7 hereof.
(iii)    Subject to the terms and conditions of this Agreement, including Section 8(d), Farmer Mac may terminate the employment of the Executive without “cause” at any time. For the avoidance of doubt, termination of the Executive’s employment for any reason upon the expiration of the Term shall not be treated as a termination without “cause” for purposes of this Agreement.
(iv)    Notwithstanding the provisions of Section 8(a)(iii) above, and without incurring liability for any payments pursuant to Section 8(d) below, Farmer Mac may terminate the employment of the Executive at any time after the passage by the Board of a resolution authorizing the liquidation of Farmer Mac, provided, however, that the following shall not be deemed to be a liquidation for purposes of this Agreement: incorporation, organization or reorganization of a corporation or other business entity which is substantially similar to Farmer Mac and which uses substantially the same assets or equity as Farmer Mac. As used herein, the term “reorganization” shall have the same meaning as in Section 368(a) of the Internal Revenue Code (“the Code”). In addition, notwithstanding the provisions of subsection 8(a)(iii) above, and without incurring liability for any payments pursuant to Section 8(d) below, Farmer Mac may terminate the employment of the Executive at any time after a conservator or receiver is appointed pursuant to Section 8.41 of Farmer Mac’s charter (12 U.S.C. § 2279cc)
(b)    Payment of Accrued Compensation.
(i)    Upon termination of the Executive’s employment pursuant to preceding subsection (a) or upon termination of the Executive’s employment upon expiration of the Term, the Executive (or his estate or heirs, as the case may be) shall be entitled to receive all Base Salary, expense reimbursements, vacation pay (up to the limit for the payment of accrued vacation pay set forth from time to time in Farmer Mac’s employment-related policies, which is currently four (4) weeks), and similar amounts accrued and unpaid as of the date of termination. For the avoidance of doubt, these accrued and unpaid amounts shall not include any accrued Incentive Salary. These accrued and unpaid amounts shall be in addition to any amounts that may be due under subsection (c), (d), or (e) of this Section 8. The obligations of Farmer Mac under this subsection (b) shall survive any termination of this Agreement.
(ii)    In the event of the Executive’s voluntary termination of employment hereunder (other than pursuant to Section 8(e) below), Farmer Mac shall not be obligated to make any further compensation payments to Executive beyond those accrued prior to the effective date of such termination, and shall not be required to pay any accrued Incentive Salary.
(c)    Disability Pay. Upon termination of the Executive’s employment pursuant to subsection 8(a)(i), Farmer Mac shall, if Executive (or, if applicable, his executor or authorized legal representative) executes and does not revoke a separation agreement, including a full release of claims in favor of Farmer Mac and its affiliates, in form and substance acceptable to Farmer Mac within thirty (30) days (or such longer period as required for a valid release under applicable law) following such termination, continue to pay the Executive (or his estate or heirs, as the case may be) for the shorter of (i) twelve (12) months or (ii) the period ending when Executive ceases to receive or be eligible for disability insurance payments, the difference between the Executive’s current Base Salary and the amount of disability insurance payments received by the Executive under insurance policies provided by Farmer Mac in accordance with this Agreement.
(d)    Severance Pay. Upon termination of the Executive’s employment pursuant to Section 8(a)(iii) during the Initial Term or any Renewal Term, subject to the

Executive’s execution of a separation agreement, including a full release of claims in favor of Farmer Mac and its affiliates, in form and substance acceptable to Farmer Mac within thirty (30) days (or such longer period as required for a valid release under applicable law) following such termination and the Executive not revoking such release, Farmer Mac shall, to the extent permitted by law and regulation, pay the Executive in the next payroll period following the expiration of the revocation period under the release but no later than sixty (60) days following the date on which the Executive experiences a “separation from service” as defined in Section 409A of the Code, an aggregate lump sum amount in cash equal to the sum of (a) the Base Salary and (b) the Base Salary multiplied by the Incentive Salary Target; provided, however, that if the period during which the Executive has discretion to execute or revoke the general release of claims straddles two calendar years, then Farmer Mac will make the severance payment in the second of such years, regardless of which year the Executive actually delivers the executed general release of claims to Farmer Mac, subject to the release agreement first becoming effective. The Executive may not, directly or indirectly, designate the calendar year of payment. The amount to be paid by Farmer Mac to the Executive under this Section 8(d) will not be mitigated by any subsequent earnings by the Executive from any other source. In addition, subject to the contingencies described above, to the extent that Executive makes proper and timely coverage continuation elections pursuant to the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), and remains eligible for such coverage, Farmer Mac will pay or reimburse Executive for COBRA medical, dental and vision insurance continuation premiums for the Farmer Mac group medical, dental and vision insurance coverage that Executive had as of the date of termination until the earlier of (i) the date that is one (1) year from the date of termination of employment or (ii) the date that he becomes eligible for medical insurance coverage through another employer (but only to the extent that Farmer Mac continues to offer such plans and programs to similarly situated active employees of Farmer Mac). In addition, during the same time period, Farmer Mac shall permit Executive to continue to participate in all Farmer Mac-sponsored life, accidental death and disability insurance benefit plans or programs in which Executive was participating at the time of termination, to the extent such post-termination participation is permitted by the terms of such plans and programs and applicable law, at Farmer Mac’s cost (but only to the extent that Farmer Mac continues to offer such plans and programs to similarly situated active employees of Farmer Mac). If this commitment to provide benefits continuation raises any compliance issues or impositions of penalties under any non-discrimination rules that have been issued or are issued in the future pursuant to the Patient Protection and Affordable Care Act (PPACA) or is treated as discriminatory under Section 105(h) of the Code, Farmer Mac may modify this obligation in any manner it deems necessary or advisable, in its sole discretion, including declining to provide continued participation, so that it complies with the terms of those non-discrimination rules; provided, however, that, if Farmer Mac is unable to provide any of these aforementioned benefits then it shall provide the Executive with a cash payment equivalent to the cost for the Executive to obtain coverage substantially similar to that benefit plan up to, but not exceeding the amount paid in premiums for the Executive’s coverage under that benefit plan during the year prior to the date of termination of the Executive’s employment. The amount to be paid by Farmer Mac to the Executive under this Section 8(d) is in lieu of any and all other severance payments otherwise available to the Executive and Executive shall not be entitled to any severance payments under any other Farmer Mac contract, policy or plan. Farmer Mac may withhold taxes and other required contributions from any amount payable pursuant to this Section 8(d). If the Executive is found by any tribunal to be entitled to severance payments from any other source in connection with his employment with Farmer Mac, the amount of such severance payments shall be subtracted from the amount due under this Section 8(d) and the Executive shall refund to Farmer Mac any excess already received by him. The severance payments payable hereunder, shall not be reduced by compensation earned in exchange for work from any other source. For the avoidance of doubt, the Executive shall not be entitled to severance pay under this Section 8(d) due to expiration of the Term or due to the termination of the Executive’s employment upon the expiration of the Term.
(e)    Constructive Termination. The Executive may, at his option, terminate his employment with Farmer Mac during the Initial Term or any Renewal Term if Farmer Mac materially breaches any of its obligations set forth under this Agreement, the Executive so notifies Farmer Mac of such breach and his intent to resign in writing within thirty (30) days after Executive becomes aware of such breach, and Farmer Mac does not remedy such breach within thirty (30) days after receiving such notice. If the Executive resigns immediately following Farmer Mac’s failure to remedy such a breach, the Executive shall, subject to the Executive’s execution of a separation agreement, including a full release of claims in favor of Farmer Mac and its affiliates, in form and substance acceptable to Farmer Mac within thirty (30) days (or such longer period as required for a valid release under applicable law) following such termination and the Executive not revoking such release, and subject to the terms of Section 8(d) above, have the right to receive the amount he would have received if Farmer Mac had terminated his employment pursuant to the preceding subsection 8(a)(iii); provided, however, that if an arbitrator or other third-party decision maker responsible for deciding any dispute over payment of severance determines that Farmer Mac could have terminated the Executive’s employment for “cause,” the Executive shall have no right to receive any amounts described in Section 8(d) and failure to make any such payment shall not be deemed to be a breach of this Agreement by Farmer Mac.
9.    Notices. Any notice given under this Agreement will be sufficient if in writing and either: (a) mailed postage prepaid by registered or certified mail, return receipt requested; or (b) delivered by hand to, in the case of Farmer Mac, 1999 K Street, N.W., Washington, D.C. 20006, attention General Counsel or, in the case of the Executive, at his address identified in the payroll records of Farmer Mac (or to such other addresses as may be from time to time designated by notice from the recipient party to the other) with a copy delivered to Daniel L. Schwartz, Day Pitney LLP, One Canterbury Green, Stamford, CT 06901. Any such notice will be effective upon actual receipt or refusal thereof.

10.    Miscellaneous.
(a)    Governing Law. This Agreement shall be governed by, interpreted and enforced in accordance with the laws of the District of Columbia.
(b)    Arbitration. If any legally actionable dispute arises under this Agreement or otherwise which cannot be resolved by mutual discussion between the parties hereto, then Farmer Mac and the Executive each agree to resolve any and all such disputes by binding arbitration before a panel of three (3) arbitrators experienced in employment law. Said arbitration will be conducted in accordance with the rules applicable to employment disputes of the Model Employment Rules of the American Arbitration Association (“AAA”) and the laws applicable to the claim. The parties shall have thirty (30) calendar days after notice of such arbitration has been given to attempt to agree on the selection of a panel of three (3) arbitrators. In the event the parties are unable to agree in such time, AAA will provide a list of twelve (12) available arbitrators and an arbitrator will be selected by each party from such twelve (12)-member panel provided by AAA. The two (2) arbitrators selected by the parties shall, in turn, select by agreement a third arbitrator from the AAA list. The arbitrators may permit reasonable discovery, including document requests, interrogatories and depositions, but in allowing discovery shall balance the policy favoring discovery against the policy of the Federal Arbitration Act (“FAA”), 9 U.S.C. § 1 et seq., and the AAA Rules to facilitate cost-effective expeditious resolution of disputes. The parties agree that this agreement to arbitrate includes any and all disputes that Farmer Mac may have against the Executive, or that the Executive may have against Farmer Mac and/or its affiliates and/or employees, arising out of or relating to this Agreement, the Executive’s employment or the Executive’s termination including, but not limited to, any claims of discrimination or harassment in violation of applicable law and any other aspect of the Executive’s compensation, employment or the Executive’s termination. The parties further agree that arbitration as provided for in this Section 10(b) is the exclusive, final and binding remedy for any such dispute and will be used instead of any court or agency action or action before any other tribunal, which is hereby expressly waived, except for any request by either party for temporary or preliminary injunctive relief pending arbitration in accordance with applicable law or for breaches by the Executive of his obligations under Sections 11, 12, 13, or 14. The Executive agrees that he will not join any class or other person in making a joint or class claim against Farmer Mac and he hereby waives any right to do so. The parties agree that this Agreement is subject to the FAA and that this agreement to arbitrate shall be enforceable to the fullest extent allowed by the FAA. All rulings shall require concurrence of the majority of the panel. The final award shall be in writing with an explanation of the reasons for the award, signed by the arbitrators, and shall be rendered within 30 days of the completion of the hearing and promptly transmitted to the respective parties. Such award shall be binding and conclusive upon all parties hereto subject only to grounds permitted under the FAA for vacating, correcting, or modifying an award. The parties agree that (i) the arbitration provided for herein shall be conducted in the District of Columbia unless otherwise mutually agreed; (ii) each party shall bear the costs of its own attorneys and (iii) the parties shall share equally the cost of the arbitration. In the event of any conflict between the AAA Rules and the requirements of the FAA or this Agreement, the requirements of the FAA and this Agreement shall prevail. The parties agree that any final award or decision by the arbitral panel may be filed in the U.S. District Court for the District of Columbia for enforcement and that it may be enforced by such court.
(c)    Waiver. The waiver by any party of a breach of any provision of this Agreement shall not operate as a waiver of any other breach of any provision of this Agreement by any party.
(d)    Entire Agreement. This Agreement sets forth the entire understanding of the parties concerning the subject matter hereof and supersedes all prior agreements between the parties regarding the subject matter hereof, and may not be changed or modified except by a written instrument duly executed by or on behalf of the parties hereto.
(e)    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective, successors, heirs, personal representatives and assigns. This subsection is not to be construed to permit the Executive to assign his obligation to perform the duties of his employment hereunder. This subsection permits Farmer Mac the right to assign this Agreement to a successor entity, provided that such successor entity succeeds to all or substantially all of the assets or business of Farmer Mac and expressly assumes in writing delivered to the Executive, all of Farmer Mac’s obligations under this Agreement.
(f)    Severability. If any term, condition, or provision of this Agreement or the application thereof to any party or circumstances shall, at any time or to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, condition or provision to parties or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby, and each term, condition and provision of their Agreement shall be valid and enforceable to the fullest extent permitted by law.
(g)    Tax Withholding. All payments here under shall be subject to all applicable tax withholdings and other authorized deductions.
(h)    Survival. The termination of the Executive’s employment by Farmer Mac for any reason shall not relieve the Executive of any obligations to Farmer Mac under Sections 11 through 15 of this Agreement, all of which shall survive the termination of such employment.
11.    Agreement Not to Compete with Farmer Mac. Notwithstanding anything in this Agreement to the contrary, in the event of the termination of the Executive’s employment for any reason, for a period of two (2) years thereafter, the Executive shall not, within the United States of America, without the prior written consent of Farmer Mac, directly or indirectly, engage in any business or activity, whether as principal, agent, officer, director, partner, employee, independent contractor, consultant, stockholder or otherwise, alone or in association with any other person, firm, corporation or other business organization, that competes with the business of Farmer Mac, including, without limitation, the acquisition and securitization of agricultural mortgage loans, rural utility loans, or USDA “guaranteed portions” (collectively hereinafter referred to as “Farmer Mac Qualified Loans”); provided, however, that such prohibited activity shall not include the ownership of up to 5% of the common stock in any public company. The provisions of this Section 11 shall survive the termination of this Agreement and the termination of the Executive’s employment hereunder and shall not be deemed to limit any protection or remedy available to Farmer Mac pursuant to federal, District of Columbia, state, or local law.
12.    Agreement Not to Use Confidential or Proprietary Information. Farmer Mac and the Executive both recognize that the Executive has had and will have access to and may acquire, and may assist in developing, confidential and proprietary information relating to the business and operations of Farmer Mac as a result of the Executive’s employment or association with Farmer Mac. The Executive hereby covenants and agrees that he will retain all “Confidential Information” (as defined below) in trust for the sole benefit of Farmer Mac and its successors and assigns. The Executive hereby covenants further that, in addition to his fiduciary responsibilities as an officer not to disclose certain information of or relating to Farmer Mac, he will not, at any time during or after the term of this Agreement, without the prior written consent of Farmer Mac, directly or indirectly communicate or divulge any such Confidential Information to any person, firm, corporation or other business organization (other than the Executive’s attorneys for the purpose of obtaining legal advice), or use any such Confidential Information for the Executive’s own account or benefit or for the account or benefit of any other person, except as required in connection with the performance of his services hereunder. The term “Confidential Information” shall mean any trade secret, data or other confidential or proprietary information related to the business and activities of Farmer Mac. The Executive may, however, disclose or use any such information (i) as has become generally available to the public other than through a breach of this Agreement by the Executive or the Executive’s attorney; (ii) as becomes available to the Executive on a non-confidential basis from a source other than any other party hereto, provided that such source is not known or reasonably believed by the Executive to be bound by a confidentiality agreement or other obligations of secrecy; (iii) as may be required in any report, statement or testimony required to be submitted to any Governmental Entity (as defined below) having or claiming to have jurisdiction over it, or as may be otherwise required by applicable law, or as may be required in response to any summons or subpoena or in connection with any litigation, provided, however, that in the event such disclosure is required by law, the Executive shall provide Farmer Mac with prompt notice of such requirement so that Farmer Mac may seek an appropriate protective order prior to any such required disclosure by the Executive; (iv) to report possible violations of federal, state, or local law or regulation to any Governmental Entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation, and the Executive shall not need the prior authorization of Farmer Mac to make any such reports or disclosures and shall not be required to notify Farmer Mac that he has made such reports or disclosures; (v) to disclose a trade secret (as defined by 18 U.S.C. § 1839) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in either event solely for the purpose of reporting or investigating a suspected violation of law; (vi) to disclose a trade secret

(as defined by 18 U.S.C. § 1839) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (vii) as may be necessary to establish the Executive’s rights under this Agreement. For the purposes of this Agreement, “Governmental Entity” means any government or agency, district, bureau, board, commission, court, department, official, political subdivision, tribunal, taxing authority or other instrumentality of any government, whether federal, state or local, domestic or foreign. The provisions of this Section 12 shall survive the termination of this Agreement and the termination of the Executive’s employment hereunder and shall not be deemed to limit any protection or remedy available to Farmer Mac pursuant to federal, District of Columbia, state, or local law.
13.    Agreement Not to Solicit Farmer Mac Employees. For a period of two (2) years after the termination of the Executive’s employment hereunder for any reason, the Executive shall not, directly or indirectly, without the prior written consent of Farmer Mac, induce any employee of Farmer Mac who is a “member of management” (as defined below) or is directly involved in the acquisition and securitization of Farmer Mac Qualified Loans to engage in any activity in which the Executive is prohibited from engaging in under this Agreement, or to terminate such person’s employment with Farmer Mac. During the same time period, the Executive shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ, offer employment to, lure, entice away or assist others in recruiting or hiring any person who is or was employed by Farmer Mac unless such person shall have ceased to be employed by Farmer Mac for a period of at least six (6) months and is not subject to any non-compete covenants substantially similar in nature to those contained in Section 11 hereof. “Member of management” means the President, any Executive Vice President, any Senior Vice President, any Vice President, the Secretary, the Controller, or the Treasurer of Farmer Mac. The provisions of this Section 13 shall survive the termination of this Agreement and the termination of the Executive’s employment hereunder and shall not be deemed to limit any protection or remedy available to Farmer Mac pursuant to federal, District of Columbia, state, or local law.
14.    Agreement Not to Disparage Farmer Mac. The Executive shall not, directly or indirectly, make any statement (oral or written), or take any other action, which is in any way disparaging to or tends to diminish the reputation of Farmer Mac, its products, services, officers, directors, or employees, whether past or current. This Section 14 shall not in any way limit any of Executive’s rights to report or disclose information that are expressly reserved in Section 12 (“Agreement Not to Use Confidential or Proprietary Information”), or in any way limit Executive’s ability to provide truthful testimony or information in response to a subpoena, court or arbitral order, or valid request by a Governmental Entity, or as otherwise required by law. The provisions of this Section 14 shall survive the termination of this Agreement and the termination of the Executive’s employment hereunder and shall not be deemed to limit any protection or remedy available to Farmer Mac pursuant to federal, District of Columbia, state, or local law.
15.    Recoupment. Amounts payable to the Executive under this Agreement shall be subject to any recoupment or “clawback” policy as may implemented and interpreted by Farmer Mac from time to time, including, but not limited to, any recoupment or “clawback” policy that may be implemented by Farmer Mac to comply with the Dodd-Frank Wall Street Reform and

Consumer Protection Act, or any other applicable law and regulation. The provisions of this Section 15 shall survive the termination of this Agreement and the termination of the Executive’s employment hereunder and shall not be deemed to limit any protection or remedy available to Farmer Mac pursuant to federal, District of Columbia, state, or local law.
The parties below hereby execute this Agreement as of the date first written above.

Federal Agricultural Mortgage Corporation            Executive

By: /s/ Lowell L. Junkins                        /s/ Bradford T. Nordholm
Name: Lowell L. Junkins                     Bradford T. Nordholm
Title: Chairman of the Board

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